VICTORY VARIABLE INSURANCE FUNDS

RULE 18f-3 MULTI-CLASS PLAN

I.Introduction

Victory Variable Insurance Funds, a Delaware statutory trust (the "Trust"), is organized as an open-end series investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Trust may issue multiple classes of shares of its portfolio series (each such multiple-class series is referred to herein as a "Fund" and collectively, the "Multi-Class Funds"), whether now existing or subsequently established, pursuant to the provisions of Rule 18f-3 under the 1940 Act and this Rule 18f-3 Multi-Class Plan (the "Plan") that has been approved and adopted by the Board of Trustees of the Trust (the "Board", and each member, a "Trustee").

The Plan sets forth the method for allocating to each class of shares the Multi-Class Funds' fees and expenses, and discusses the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each class of shares of the Multi-Class Funds.

The Multi-Class Funds, and the share classes each is authorized to issue representing interests in the same underlying portfolio of assets of the respective Fund, is shown in the following table:

Class I
Victory RS Large Cap Alpha VIP Series	X
Victory RS Small Cap Growth Equity VIP Series	X
Victory RS International VIP Series	X
Victory RS Emerging Markets VIP Series	X
Victory INCORE Investment Quality Bond VIP Series	X
Victory INCORE Low Duration Bond VIP Series	X
Victory High Yield VIP Series	X
Victory 500 Index VIP Series	X
Victory Sophus Emerging Markets VIP Series	X

II.Class Arrangement

This Section summarizes the front-end sales charges, contingent deferred sales charges ("CDSC"), Rule 12b-1 distribution and shareholder services fees, contract owner administrative fees, exchange privileges, conversion features and other shareholder services applicable to each particular class of shares of the Funds. Additional details regarding such fees and services are set forth in each Fund's current Prospectus and Statement of Additional Information ("SAI").

B. Class I Shares

1.Initial Sales Charge: None.

2.CDSC: None.

3.Rule 12b-1 Distribution and Shareholder Services Fees: None.

4.Contract Owner Administrative Fees: None.

5.Exchange Privileges: None.

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6.Automatic Conversion Features: None.

7.Other Shareholder Services: As provided in the Fund's Prospectus.

III.Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, a Trust shall allocate to each class of shares in a

Fund any fees and expenses incurred by such Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Fees").

In addition, pursuant to Rule 18f-3, each Trust may allocate the following fees and expenses (the "Class Expenses") to a particular class of shares in a single Fund:

1.transfer agent fees identified by the transfer agent as being attributable to such class of shares;

2.printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

3.blue sky registration or qualification fees incurred by such class of shares;

4.Securities and Exchange Commission registration fees incurred by such class of shares;

5.the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

6.litigation or other legal expenses relating solely to such class of shares;

7.fees of the Board incurred as a result of issues relating to such class of shares;

8.independent accountants' fees relating solely to such class of shares; and

9.shareholder meeting expenses for meetings of a particular class.

Class Expenses, Rule 12b-1 Fees and Contract Owners Administration Fees are the only expenses allocated to the classes disproportionately.

The initial determination of fees and expenses that will be allocated by a Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board and approved by a vote of the Board including a majority of the Trustees who are not interested persons of the Trust. The Board will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of such Fund on the basis of the relative net assets (settled share method), as defined in Rule 18f-3(c)(1), of that class in relation to the net assets of such Fund.

Any dividends and other distributions on shares of a class will differ from dividends and other distributions on shares of other classes only as a result of the allocation of Class Expenses, Rule 12b-1 Fees, Contract Owners Administration Fees, and the effects of such allocations.

The expenses of a specific class or classes of a Fund may be waived or reimbursed in whole or in part by a Fund's investment adviser, underwriter, or any other provider of services to the Fund pursuant to Rule 18f-3(b).

IV. Board Governance

At all times during which the Trusts elect to offer multiple classes of shares of the Multi-Class Funds pursuant to the provisions of Rule 18f-3 under the 1940 Act and this Plan:

(i)any person who acts as legal counsel for the Independent Trustees will be an independent legal counsel;

(ii)at least a majority of the Trustees are Independent Trustees;

(iii)the Independent Trustees select and nominate any other Independent Trustee;

(iv)the Board evaluates its performance and the performance of its committees at least annually, and such evaluation includes a consideration of the effectiveness of the Board's committee structure and the number of Funds served by each Trustee;

(v)the Independent Trustees meet at least once quarterly in a session comprised of only the Independent Trustees; and

(vi)the Independent Trustees have been authorized to hire employees and to retain advisers and experts necessary to carry out their duties.

V.Board Review

The Board shall review this Plan as frequently as it deems necessary. Prior to any material amendment to this Plan, the Board, including a majority of Independent Trustees, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class Expenses and/or Fund expenses), is in the best interest of each class of shares of a Fund individually and the Multi-Class Funds as a whole. In considering whether to amend the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment to the Plan. The Board should consider, among other things, information that addresses the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross- subsidization of one class by another and other potential conflicts of interest between classes.

In making its initial determination to approve the Plan and in approving any subsequent amendments, the Board shall consider, among other things, the relationship between or among the classes and examine potential conflicts of interest among classes (including those potentially involving a cross- subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board shall evaluate the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to the Plan, the Board shall focus on and evaluate any additional factors as it deems necessary.

Adopted:	February 17, 2016
Amended:	February 27, 2018
October 27, 2020

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